March 5, 1997



Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Attn:     Filing Desk

Re:  Carnival Corporation
     Definitive Proxy Statement
     File No. 1-9610

Ladies and Gentlemen:

     Enclosed for electronic filing on behalf of Carnival Corporation (the "Company") pursuant to Rule 14a-6(b) promulgated pursuant to the Securities Exchange Act of 1934 is the Company's definitive proxy statement and form of proxy card. The general mailing of the Company's proxy materials will occur on approximately March 7, 1997. Pursuant to Rule 14a-6(i), no fee is required to be paid in connection with the filing of the proxy solicitation materials.

                                             Sincerely,

                                             CARNIVAL CORPORATION


                                             /s/ DOREEN S. FURNARI

                                             Doreen S. Furnari
                                             Assistant General Counsel

Enclosure
                             SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement   / /  Confidential, for Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2))

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                              CARNIVAL CORPORATION
               (Name of Registrant as Specified In Its Charter)

               ________________________________________________
      (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

         __________________________________________________________________

     2)  Aggregate number of securities to which transaction applies:

         __________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

         __________________________________________________________________

     4)  Proposed maximum aggregate value of transaction:

         __________________________________________________________________

     5)  Total fee paid:

         __________________________________________________________________

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

          _________________________________________________________________

     2)  Form, Schedule or Registration Statement No.:

          _________________________________________________________________

     3)  Filing Party:

          _________________________________________________________________

     4)  Date Filed:

          _________________________________________________________________




                                  [LOGO]

                           3655 N.W. 87th Avenue
                         Miami, Florida  33178-2428
                           ____________________

                  Notice of Annual Meeting of Shareholders
                         To Be Held April 14, 1997
                           ____________________

To the Shareholders of CARNIVAL CORPORATION:

     Notice is hereby given that the Annual Meeting of Shareholders of Carnival Corporation (the "Company") will be held at The Grand Bay Hotel, 2669 South Bayshore Drive, Miami, Florida at 11 A.M. on April 14, 1997. Shareholders who desire to attend the Annual Meeting should mark the appropriate box on the enclosed proxy card. Persons who do not indicate attendance at the Annual Meeting on the proxy card will be required to present acceptable proof of stock ownership for admission to the meeting.

     The Annual Meeting will be held for the following purposes:

       1. To elect fifteen directors to serve until the next annual meeting and until their successors have been duly elected and qualified;

       2 To ratify the selection of Price Waterhouse LLP as independent certified public accountants for the Company for the fiscal year ending November 30, 1997;

       3. To increase the number of shares reserved for issuance under the Company's 1992 Stock Option Plan from four million shares to six million shares; and

       4. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on February 28, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

     All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, it is requested that you promptly fill in, sign and return the enclosed proxy card.

                                       By Order of the Board of Directors

                                       /s/ Arnaldo Perez

                                       ARNALDO PEREZ
                                       Secretary

March 7, 1997

                                    [LOGO]

                             3655 N.W. 87th Avenue
                          Miami, Florida  33178-2428

                                _______________

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held April 14, 1997

                                _______________

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Carnival Corporation (the "Company") from holders of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), for use at the Annual Meeting of Shareholders to be held on April 14, 1997, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting and described in detail herein. The first mailing of the proxy material to the holders of Class A Common Stock is expected to be made on March 7, 1997.

     All properly executed proxies will be voted in accordance with the instructions contained thereon, and if no choice is specified, the proxies will be voted for the election of the four directors named elsewhere in this Proxy Statement as nominees of the Class A Common Stock and in favor of each other proposal set forth in the Notice of Annual Meeting. Abstentions and "non-votes" are counted as present in determining the existence of a quorum. Abstentions and "non-votes" will not have the effect of votes in opposition to a director or "no" votes on Proposals 2 or 3. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. All outstanding shares of the Company's Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), are beneficially owned by the Micky Arison 1994 "B" Trust, a United States trust whose primary beneficiary is Micky Arison (the "B Trust") and, therefore, the Company is not soliciting proxies in respect of the Class B Common Stock.

     Any proxy may be revoked by a shareholder at any time before it is exercised by giving written notice to that effect to the Secretary of the Company or by signing a later-dated proxy. Shareholders who attend the Annual Meeting may revoke any proxy previously granted and vote in person.

     The Board of Directors has fixed February 28, 1997 as the record date for determining the shareholders who are entitled to notice of and to vote at the Annual Meeting. At the close of business on January 17, 1997, the Company had outstanding 242,057,466 shares of Class A Common Stock, and 54,957,142 shares of Class B Common Stock. Holders of such shares are entitled to vote at the Annual Meeting in the manner described in the next section.

                                     VOTING

     Holders of record of Class A Common Stock and Class B Common Stock at the close of business on February 28, 1997, are entitled to vote at the Annual Meeting as follows:

     1. Holders of Class A Common Stock are entitled to elect four of the fifteen directors to be elected at the Annual Meeting. In electing these directors, such holders are entitled to one vote for each share held. Ted Arison, the founder of the Company, certain members of the Arison family and trusts for the benefit of Mr. Arison's children (collectively, the "Principal Class A Shareholders"), beneficially own shares representing approximately 35.32% of the voting power of the Class A Common Stock and have informed the Company that they intend to cause all such shares to be voted in favor of the four nominees named elsewhere in this Proxy Statement. See "Certain Beneficial Owners" below.

     2. Holders of Class B Common Stock are entitled to elect eleven directors at the Annual Meeting. In electing these directors, such holders are entitled to one vote for each share held. The B Trust beneficially owns all of the outstanding shares of the Class B Common Stock. Micky Arison, the Chairman and Chief Executive Officer of the Company, has the sole right to vote and direct the sale of the Class B Common Stock held by the B Trust, subject, during Ted Arison's lifetime, to the consent of the trustee of the B Trust. Micky Arison, with the consent of the trustee of the B Trust, has informed the Company that he intends to cause all such shares to be voted in favor of the eleven nominees named elsewhere in this Proxy Statement, thereby ensuring their election. See "Certain Beneficial Owners" below.

     3. On all other matters to come before the Annual Meeting, holders of Class A Common Stock are entitled to one vote for each share held and holders of Class B Common Stock are entitled to five votes for each share held. The Principal Class A Shareholders and the B Trust (collectively, the "Principal Shareholders") beneficially own shares of Class A Common Stock and Class B Common Stock (collectively, the "Common Stock") such that they control 69.71% of the aggregate voting power of all shares entitled to vote and will be able to determine the outcome of all matters submitted to vote of the shareholders. The Principal Shareholders and the B Trust have informed the Company that they intend to cause such shares to be voted in favor of Proposals 2 and 3 listed in the accompanying Notice of Meeting, thereby ensuring the adoption thereof.

Certain Beneficial Owners

     Set forth below is information concerning the share ownership of all persons known by the Company to be the beneficial owners of 5% or more of the 242,057,466 shares of Class A Common Stock and the 54,957,142 shares of Class B Common Stock outstanding as of January 17, 1997, each executive officer of the Company named in the Summary Compensation Table which appears elsewhere in this Proxy Statement, each director of the Company and all directors and executive officers as a group. See footnotes (2) and (3) below for a description of the group comprised of members of the Arison family and other persons and entities affiliated with them.

                                     Percent                 Percent   Percent
Name and Address      Number of        of        Number of      of       of
of Beneficial         Shares of      Class A     Shares of    Class B    All
Owners or Identity     Class A       Common       Class B      Common   Common
of Group(1)          Common Stock    Stock      Common Stock   Stock    Stock

Micky Arison          5,477,938(2)(4)  2.3%     54,957,142(3)  100%    20.3%(3)

Ted Arison           57,519,600(2)(5) 23.7%          --         --     19.3%
 Golda Center
 23 Shaul Hamelech Blvd.
 Tel Aviv, Israel  64367

Marilyn Arison        1,826,584(2)      *            --         --       *
 Golda Center
 23 Shaul Hamelech Blvd.
 Tel Aviv, Israel  64367

JMD Delaware, Inc.       --            --       54,957,142(3)  100%    18.5%
 as Trustee for
 the Micky Arison
 1994 "B" Trust
 1201 North Market
 Street
 Wilmington,
 Delaware  19899

A.H.W. Limited        3,551,354(2)     1.5%          --         --      1.2%
 as Trustee for the
 Shari Arison Irrevocable
 Guernsey Trust
 c/o Baring Brothers
 (Guernsey) Limited
 P.O. Box 71
 Arnold House,
 St. Julian's Avenue
 St. Peter Port
 Guernsey Channel
 Islands GYI-3DA

JMD Delaware, Inc.    3,251,354(6)     1.3%          --         --      1.1%
 as Trustee for
 The Micky Arison
 Holdings Trust
 1201 North Market
 Street
 Wilmington,
 Delaware  19899

Cititrust (Jersey)
 Limited, as Trustee 15,042,858(7)     6.2%          --         --      5.1%
 for the Ted Arison
 1994 Irrevocable
 Trust For Shari No. 1
 P.O. Box 728,
 38 Esplanade,
 St. Helier
 Jersey, Channel Islands

Kentish Limited      15,042,858(7)     6.2%          --         --      5.1%
 c/o Baring Brothers
 (Guernsey) Limited,
 Arnold House
 St. Julian's Avenue,
 St. Peter Port
 Guernsey Channel
 Islands GYI-3DA

TAF Management        1,479,505         *            --         --       *
 Company, as Trustee
 of the Continued Trust
 for Micky Arison
 1201 N. Market Street
 Wilmington,
 Delaware  19899

TAF Management        2,379,505(2)      *            --         --       *
 Company, as Trustee
 of the Continued
 Trust for Shari
 Arison Dorsman
 1201 N. Market Street
 Wilmington,
 Delaware  19899

TAF Management        2,379,505(2)      *            --         --       *
 Company, as Trustee
 of the Continued
 Trust for Michael
 Arison
 1201 N. Market Street
 Wilmington,
 Delaware  19899

TAF Management        1,700,000(2)      *            --         --       *
 Company as Trustee
 for the Marilyn B.
 Arison Irrevocable
 Delaware Trust
 1201 N. Market Street
 Wilmington,
 Delaware  19899

TAMMS Investment      1,826,584(2)      *            --         --       *
  Company Limited
 Partnership
 1201 N. Market Street
 Wilmington,
 Delaware  19899

TAMMS Management      1,826,584(2)      *            --         --       *
 Corporation
 1201 N. Market Street
 Wilmington,
 Delaware  19899

Andrew H. Weinstein  26,532,727(2)(8) 10.9%          --         --      8.9%
c/o Holland & Knight
701 Brickell Avenue
30th Floor
Miami, Florida  33131

Robert H. Dickinson     226,283         *            --         --       *

Howard S. Frank         230,959(9)      *            --         --       *

A. Kirk Lanterman       127,340(10)     *            --         --       *
Holland America Line
300 Elliott Avenue West
Seattle, Washington  98119

Meshulam Zonis          260,789         *            --         --       *

Shari Arison          3,000,000(11)    1.2%          --         --      1.0%
 Israel Arison Foundation
 Golda Center
 23 Shaul Hamelech Blvd.
 Tel Aviv, Israel  64367

Maks L. Birnbach         31,100(12)     *            --         --       *
 c/o Fullcut
 Manufacturers, Inc.
 580 Fifth Avenue
 New York,
 New York  10036

Ambassador Richard G.    10,201(13)     *            --         --       *
 Capen, Jr.
 6077 San Elijo
 Rancho Santa Fe,
 California  92067

David Crossland       3,593,210        1.5%          --         --      1.2%
 c/o Airtours plc
 Parkway Three
 Parkway Business Centre
 300 Princess Road
 Manchester M14 7QU
 England

James M. Dubin            --            --      54,957,142(3)  100%    18.5%
 c/o Paul, Weiss,
 Rifkind, Wharton
 & Garrison
 1285 Avenue of the
 Americas
 New York,
 New York  10019-6064

Modesto A. Maidique       --            --          --          --       --
 Florida International
 University
 Office of the President
 University Park Campus
 Miami, Florida  33199

William S. Ruben         10,700(14)      *          --          --       *
 40 E. 88th Street
 Apt. 10F
 New York,
 New York  10128

Stuart Subotnick         40,000(15)      *          --          --       *
 c/o Metromedia Company
 215 East 67th Street
 New York,
 New York  10021

Sherwood M. Weiser       23,000(16)      *          --          --       *
 c/o The Continental
 Companies
 3250 Mary Street
 Coconut Grove,
 Florida  33131

Uzi Zucker               40,000(17)      *          --          --       *
 Bear Stearns & Co., Inc.
 245 Park Avenue
 New York,
 New York  10167

All directors and    13,071,520         5.4%    54,957,142     100%    22.9%
 officers as a group
 (15 persons)

____________

  *   Less than one percent.

(1) The address of each person named, unless otherwise noted, is 3655 N.W. 87 Avenue, Miami, Florida 33178-2428.

(2) Ted Arison, Micky Arison, Shari Arison and the other Arison family entities named that own shares of Class A Common Stock have filed a joint statement on Schedule 13D with respect to the shares of Class A Common Stock held by such persons. TAMMS Investment Company, Limited Partnership ("TAMMS") owns 1,826,584 shares of Class A Common Stock. TAMMS' general partner is TAMMS Management Corporation ("TAMMS Corp."), which is wholly owned by Marilyn Arison, Ted Arison's wife. TAMMS' limited partners are various trusts established for the benefit of certain members of Ted Arison's family, including Shari Arison and Marilyn Arison (the "Family Trusts"). By virtue of the limited partnership agreement of TAMMS, TAMMS Corp. may also be deemed to beneficially own such 1,826,584 shares of Class A Common Stock. By virtue of their interests in TAMMS, TAF Management Company and A.H.W. Limited, as trustees of certain of the Family Trusts, may be deemed to beneficially own the portion of the 1,826,584 shares of Class A Common Stock held by TAMMS which corresponds to their respective partnership interest in TAMMS. Such amounts are included in the number of shares set forth next to their names in the table above. Because Marilyn Arison beneficially owns all of the capital stock of TAMMS Corp., she may be deemed to beneficially own all of the 1,826,584 shares of Class A Common Stock owned by TAMMS; however, she disclaims beneficial ownership of 1,310,364 of such shares, except those owned by TAMMS Corp. and the Marilyn B. Arison Irrevocable Delaware Trust. Because of his wife's controlling interest in TAMMS (through TAMMS Corp.), Ted Arison may be deemed to beneficially own all of the 1,826,584 shares of Class A Common Stock owned by TAMMS; however, Ted Arison disclaims beneficial ownership of such shares. Because of his position as President of TAMMS Corp., Micky Arison may be deemed to beneficially own the 1,826,584 shares of Class A Common Stock owned by TAMMS; however, Micky Arison disclaims beneficial ownership of all of such shares which are beneficially owned by the other limited partners of TAMMS or by TAMMS Corp.

(3) Under the terms of the instrument governing the B Trust, Micky Arison has the sole right to vote and direct the sale of the Class B Common Stock held by the B Trust, subject during Ted Arison's lifetime to the consent of the trustee of the B Trust. The trustee of the B Trust is a corporation wholly-owned by James M. Dubin. Mr. Dubin may be deemed to be the beneficial owner of the Class B Common Stock held by the B Trust.

(4) Includes (i) 400,000 shares of Class A Common Stock issuable to Micky Arison upon his exercise of stock options granted to him in May 1995,
     (ii) 1,826,584 shares of Class A Common Stock held by TAMMS (see Note 2 above), and (iii) 3,251,354 shares of Class A Common Stock held by JMD Delaware, Inc. as Trustee for the Micky Arison Holdings Trust, all of which may be deemed to be beneficially owned by Micky Arison. However, Micky Arison disclaims beneficial ownership of all such shares owned by TAMMS.

(5) Includes 1,826,584 shares of Class A Common Stock held by TAMMS (see Note 2 above) all of which may be deemed to be beneficially owned by Ted Arison. However, Ted Arison disclaims beneficial ownership of all such shares.

(6) Under the terms of the instrument governing the Micky Arison Holdings Trust, Micky Arison has the sole right to vote and direct the sale of Class A Common Stock held by such trust.

(7) Kentish Limited, an Isle of Man corporation, is the protector of the Ted Arison 1994 Irrevocable Trust for Shari No. 1 and has certain voting and dispositive rights with respect to the Class A Common Stock held by such trust.

(8) By virtue of being the sole shareholder of TAF Management Company, A.H.W. Limited and Kentish Limited, Andrew H. Weinstein may be deemed to own the aggregate of 26,532,727 shares beneficially owned by such entities.

(9) Includes 160,000 shares of Class A Common Stock issuable to Mr. Frank upon his exercise of options granted to him in May 1995.

(10) Includes 4,000 shares held by the Helen K. Lanterman Trust (Mr. Lanterman is trustee).

(11) Under the terms governing the Shari Arison Irrevocable Guernsey Trust, Shari Arison has the sole right to vote and direct the sale of the Class A Common Stock held directly by such trust.

(12) Includes 4,000 shares owned by Trust Under Will of Norman Salit (Mr. Birnbach is trustee), and 1,000 shares owned by Fullcut Manufacturers Inc. Employee Pension Fund (Mr. Birnbach is the trustee of such fund), as to which he disclaims beneficial ownership. Also includes 20,000 shares of Class A Common Stock issuable to Mr. Birnbach upon his exercise of stock options granted to him in July 1993 and July 1995.

(13) Includes 10,000 shares of Class A Common Stock issuable to Ambassador Capen upon his exercise of stock options granted to him in April 1994. Also includes 201 shares of Class A Common Stock owned by Ambassador Capen's wife as to which he disclaims beneficial ownership.

(14) Includes 10,000 shares of Class A Common Stock issuable to Mr. Ruben upon his exercise of stock options granted to him in July 1993.

(15) Includes 20,000 shares of Class A Common Stock issuable to Mr. Subotnick upon his exercise of stock options granted to him in July 1993.

(16) Includes 20,000 shares of Class A Common Stock issuable to Mr. Weiser upon his exercise of stock options granted to him in July 1993. Also includes 2,000 shares owned by Mr. Weiser's wife as to which he disclaims beneficial ownership.

(17) Includes 20,000 shares of Class A Common Stock issuable to Mr. Zucker upon his exercise of stock options granted to him in July 1993.

Transfer Restrictions

     The B Trust is a party to an amended and restated shareholders agreement with the Company and certain other parties pursuant to which the B Trust may not voluntarily transfer its shares of Class B Common Stock until July 1, 1997, except under certain conditions designed to ensure, to the extent feasible, that the transfer will not affect the Company's controlled foreign corporation ("CFC") status. In addition, until such date, pursuant to the shareholders agreement, the B Trust may not cause the Company to authorize or issue any securities, if after giving effect to the issuance thereof and to any related transactions, the Company would cease to be a CFC. The B Trust also may not convert its shares of Class B Common Stock into Class A Common Stock until July 1, 1997.

                            SOLICITATION OF PROXIES

     The cost of soliciting proxies will be paid by the Company. The Company will make arrangements with brokerage firms, custodians and other fiduciaries to send proxy materials to their principals, and the Company will reimburse them for their mailing and related expenses.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, fifteen directors are to be elected to serve until the next annual meeting and until their successors are elected and have qualified. It is the intention of the persons named in the proxy hereby solicited to vote for the election of the four nominees of the Class A Common Stock named below, unless otherwise specified in the proxy. Each nominee currently serves as a director of the Company. Should any of these nominees become unable to accept nomination or election (which is not anticipated), it is the intention of the persons designated as proxies to vote for the election of the remaining nominees and for such substitute nominees as the Board of Directors may designate.

     Set forth below are the names of the nominees for the four director positions to be elected by the holders of Class A Common Stock and the nominees for the eleven director positions to be elected by the holder of Class B Common Stock. With respect to each nominee, the information presented includes such person's age, the month and year in which such person first became a director, any other position held with the Company, such person's principal occupations during the past five years and any directorships held by such nominee in public or certain other companies. Information about each nominee's ownership of equity securities of the Company appears elsewhere in this Proxy Statement.

     The election of each of the nominees to the Board of Directors requires the approval of the majority of the votes cast at the Annual Meeting and entitled to vote thereon.

     The Board of Directors unanimously recommends a vote FOR the election of each of the nominees named below.

                         NOMINEES TO BE ELECTED BY THE
                        HOLDERS OF CLASS A COMMON STOCK

     William S. Ruben, age 69, has been a director since July 1987. Since April 1989, Mr. Ruben has been the President and sole shareholder of William Ruben, Inc., a consulting firm based in New York. Mr. Ruben is a director of Sales Service America, Inc., a public corporation headquartered in Alexandria, Virginia. Mr. Ruben is a member of the Audit Committee of the Board of Directors.

     Stuart Subotnick, age 55, has been a director since July 1987. Mr. Subotnick has been a general partner and the Executive Vice President of Metromedia Company since July 1986. He was a director of Metromedia Inc., a predecessor company, from 1982 and its Executive Vice President from 1986. Prior to 1986, Mr. Subotnick was Senior Vice President -- Finance of Metromedia Inc. from October 1983 and a member of the Office of the President from 1982. He is a director of Metromedia International Group, Inc. Mr. Subotnick is Chairman of the Audit Committee of the Board of Directors.

     Sherwood M. Weiser, age 66, has been a director since July 1987. Mr. Weiser has been, since March 1994, Chairman of the Board and Chief Executive Officer of CHC International, Inc. (d/b/a Carnival Hotels and Casinos). See "EXECUTIVE COMPENSATION -- Compensation Committee Interlocks and Insider Participation" for more information regarding Carnival Hotels and Casinos.
From 1970 to March 1994, Mr. Weiser served as the Chairman and Chief Executive Officer of The Continental Companies, a diversified real estate development company engaged primarily in hotel development and management. Mr. Weiser is a member of the Board of Directors of United National Bank and Winsloew Furniture, Inc. and a trustee of the University of Miami. Mr. Weiser is a member of the Nominating Committee and Chairman of the Compensation Committee and Plan Administration Committee of the Board of Directors.

     Uzi Zucker, age 61, has been a director since July 1987. Mr. Zucker joined Bear, Stearns & Co. in 1967 and was a Limited Partner until 1982 and has been a General Partner thereafter. Mr. Zucker has been a Senior Managing Director of Bear, Stearns & Co. Inc. ("Bear, Stearns") since 1985. He is a director of The Bear Stearns Companies Inc., Conair Corporation, Jerusalem Economic Corporation Ltd., Alliance Tire Company Ltd., Industrial Buildings Corporation Ltd. and Tnuport Ltd. Mr. Zucker is Chairman of the Nominating Committee of the Board of Directors and a member of the Compensation Committee and Plan Administration Committee of the Board of Directors.

                          NOMINEES TO BE ELECTED BY THE
                       HOLDERS OF THE CLASS B COMMON STOCK

     Micky Arison, age 47, has been Chairman of the Board of Directors since October 5, 1990 and a director since June 1987. He has been Chief Executive Officer of the Company since 1979. Micky Arison is Chairman of the Executive Committee and a member of the Compensation Committee of the Board of Directors. He is Ted Arison's son.

     Robert H. Dickinson, age 54, has been a director since June 1987. Mr. Dickinson was Senior Vice President -- Sales and Marketing of the Carnival Cruise Lines division of the Company ("CCL") from 1979 through May 1993. Since May 1993, Mr. Dickinson has served as President and Chief Operating Officer of CCL.

     Howard S. Frank, age 55, has been a director since April 1992 and Chief Financial Officer and Chief Accounting Officer of the Company since July 1, 1989. Mr. Frank was appointed Vice Chairman of the Company in October 1993. From July 1975 through June 1989, he was a partner with Price Waterhouse. Mr. Frank is a member of the Executive Committee of the Board of Directors.

     A. Kirk Lanterman, age 65, is a Certified Public Accountant and has been a director since April 1992 and President and Chief Executive Officer of Holland America Line-Westours Inc. since January 1989. From 1983 to January 1989, he was President and Chief Operating Officer of Holland America Line-Westours Inc. From 1979 to 1983, he was President of Westours which merged in 1983 with Holland America Line.

     Meshulam Zonis, age 63, has been a director since June 1987. Mr. Zonis has been Senior Vice President -- Operations of CCL since 1979.

     Maks L. Birnbach, age 76, has been a director since July 1990. Mr. Birnbach has been the owner and Chairman of the Board of Fullcut Manufacturers, Inc., a New York wholesale importer and exporter of diamonds, for over 40 years. Mr. Birnbach is also a director of the Diamond Manufacturers and Importers Association located in New York. He is the Vice Chairman of the American Committee of the Weizmann Institute for Science and a governor of its Research Institute in Rechovot, Israel. Mr. Birnbach is a member of the Executive Committee of the Board of Directors.

     Ambassador Richard G. Capen, Jr., age 62, has been a director since April 1994. He is currently a corporate director, author and business consultant. From 1992 to 1993, Ambassador Capen served as United States Ambassador to Spain. From 1989 to 1991, Ambassador Capen served as Vice Chairman of Knight-Ridder, Inc. Ambassador Capen was the Chairman and Publisher of the Miami Herald from 1983 to 1989. Ambassador Capen is a member of the Board of Directors of The Wackenhut Corporation and the Economy Fund and Smallcap Fund of The Capital Group. Ambassador Capen is a member of the Audit Committee of the Board of Directors.

     Shari Arison, age 39, was a director from June 1987 until July 1993. Ms. Arison was reappointed to the Board of Directors in June 1995. She is Ted Arison's daughter.

     Modesto A. Maidique, age 56, has been a director since April 1994. He has been President of Florida International University ("FIU") since 1986. Prior to assuming the presidency of FIU, Dr. Maidique taught at the Massachusetts Institute of Technology, Harvard University and Stanford University. Dr. Maidique has also served as Vice President and General Manager of the Semiconductor Division of Analog Devices, Inc. which he co-founded in 1969, as President and Chief Executive Officer of Collaborative Research, Inc., a genetics engineering firm, and as General Partner of Hambrecht & Quist, a venture capital firm. Dr. Maidique is a director of National Semiconductor, Inc. Dr. Maidique is a member of the Compensation Committee and the Plan Administration Committee of the Board of Directors.

     James M. Dubin, age 50, was appointed to the Board of Directors in July 1995. Mr. Dubin is a Senior Partner with the law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Dubin is also a member of the Board of Directors of Conair Corporation, an international designer, manufacturer and marketer of branded consumer products.

     David Crossland, age 50, was appointed to the Board of Directors in April, 1996. Since 1972, Mr. Crossland has been the Chairman and a director of Airtours plc, an integrated leisure travel group in the United Kingdom, Sweden, Norway, Denmark, Finland and Canada. See "TRANSACTIONS OF MANAGEMENT AND DIRECTORS WITH THE COMPANY - Transactions with Airtours and David Crossland."

Section 16(a) Beneficial Ownership Reporting Compliance

     Based upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during and with respect to its most recent fiscal year and upon written representations from persons known to the Company to be subject to
Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "reporting person") that no Form 5 is required to be filed for such reporting person, no one failed to file, on a timely basis, reports required by
Section 16(a) of the Exchange Act during the fiscal year ended November 30, 1996.

Board and Committee Meetings

     During the fiscal year ended November 30, 1996, the Board of Directors held a total of four meetings. The Board of Directors has established standing Executive, Audit, Nominating, Compensation and Plan Administration Committees. During the fiscal year ended November 30, 1996, a quorum of directors was present at each meeting of the Board and of the Committees. During the fiscal year ended November 30, 1996, except for Modesto A. Maidique, no incumbent director was present in person or by proxy at fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Committees on which he served.

     The Executive Committee was established for the purpose of acting in the stead of the entire Board of Directors during the periods between regular Board meetings. The Board has delegated to the Executive Committee the power to act in lieu of and with the powers and privileges granted to the Board, other than the power to declare dividends or issue shares of capital stock of the Company. Twelve meetings of the Executive Committee were held during the fiscal year ended November 30, 1996.

     The Audit Committee was established for the purpose of inspecting the work and written reports of the Company's internal audit department and reviewing submissions from and making recommendations regarding the independent certified public accountants for the Company. Four meetings of the Audit Committee were held during the fiscal year ended November 30, 1996.

     The Nominating Committee was established for the purpose of nominating for election directors to be elected by the Company's shareholders. Although the Nominating Committee will consider nominees recommended by shareholders, the Nominating Committee does not have a specific procedure for the consideration of nominees recommended by shareholders. One meeting of the Nominating Committee was held during the fiscal year ended November 30, 1996.

     The Compensation Committee was established for the purpose of making recommendations to the Board of Directors regarding compensation for independent directors and for senior management. Two meetings of the Compensation Committee were held during the fiscal year ended November 30, 1996.

     The Plan Administration Committee was established to administer The 1992 Stock Option Plan, The 1993 Carnival Cruise Lines, Inc. Employee Stock Purchase Plan, The 1993 Carnival Cruise Lines, Inc. Restricted Stock Plan, The 1993 Outside Directors' Stock Option Plan and The 1994 Carnival Cruise Lines Key Management Incentive Plan. In lieu of formal meetings, the Plan Administration Committee acted on four occasions by unanimous written consent during the fiscal year ended November 30, 1996.

               AMENDMENT TO THE COMPANY'S 1992 STOCK OPTION PLAN

     The Board of Directors of the Company adopted on January 20, 1992, the Company's 1992 Stock Option Plan (the "1992 Plan"). The 1992 Plan was ratified by the shareholders of the Company at the 1992 Annual Meeting of Shareholders in order to qualify the options granted under the 1992 Plan as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and to meet the requirements of Rule 16b-3 promulgated under the Exchange Act to exempt grants of options from the liability provisions of
Section 16 of the Exchange Act. In 1995, the Board of Directors approved certain amendments to the 1992 Plan which, among other provisions, increased the maximum number of shares issuable from one and one-half million to four million. These amendments were ratified by the shareholders at the 1995 Annual Meeting of Shareholders.

Proposed Amendment

     The Plan Administration Committee and the Board of Directors have approved, subject to the approval of the shareholders of the Company, an amendment to increase the maximum number of shares issuable under the 1992 Plan from four million to six million (the "Amendment"). Since less than 1,500,000 shares of Class A Common Stock were available for issuance under the 1992 Plan as of January 17, 1997, the increase in the maximum number of shares reserved for issuance pursuant to options granted under the 1992 Plan is necessary to permit continuation of the 1992 Plan.

     The principal provisions of the 1992 Plan are summarized below. This summary is not complete and is qualified in its entirety by the literal terms of the amended and restated 1992 Plan.

Description of the 1992 Plan

     The purpose of the 1992 Plan is to create an employment incentive by providing an opportunity to selected employees who are important to the success and growth of the business of the Company and its subsidiaries to own shares of Class A Common Stock. The maximum number of shares that are currently reserved for issuance under the 1992 Plan is four million. The 1992 Plan provides that options may be granted to key employees of the Company and its subsidiaries, including officers and directors, regardless of whether such employees otherwise hold or have held options or similar awards under the 1992 Plan or any other plan. Although approximately 25,000 employees of the Company and its subsidiaries are eligible to participate in the 1992 Plan, options historically have been granted only to management level employees, including executive officers. As of January 17, 1997, 2,650,000 options had been granted under the 1992 Plan.

     The 1992 Plan is administered by the Plan Administration Committee which is currently comprised of three members of the Board of Directors of the Company, Messrs. Weiser, Zucker and Maidique (the "Committee"). The Committee may issue incentive stock options within the meaning of Section 422(b) of the Code ("Incentive Options"), or options that do not qualify as Incentive Options ("Nonqualified Options"). The Committee has the discretion to determine the employees to whom options are granted, the number of shares to be covered by each option and the option price. Nonqualified Options may be issued at any option price determined by the Committee. The option price for Incentive Options is to be no less than the "fair market value" of the Class A Common Stock as determined by the average of the high and low price on the New York Stock Exchange Composite Tape on the date an option is granted. The "fair market value" of the Class A Common Stock on January 17, 1997 was $33.3125 per share. Options become exercisable as provided by the Committee, but options also become exercisable in full upon the death or disability of the employee and shall become null and void upon the occurrence of certain conditions, including: (a) the expiration of 10 years after the date of the grant; (b) the expiration of one year after termination of employment by death or disability;
(c) immediately upon termination for cause; or (d) the expiration of three months after termination for reasons other than death, disability, or cause.

     Options granted under the 1992 Plan may be exercised upon (a) delivery by the optionee of written notice of exercise, (b) tender of full payment in cash, by check or money order or, with the Committee's consent, Class A Common Stock, and (c) compliance with such other conditions as the Committee may establish. The 1992 Plan makes no provision for the payment of consideration upon the granting or extension of options thereunder.

     The 1992 Plan provides that it will terminate, unless earlier terminated as provided therein, on January 20, 2002. The 1992 Plan provides that it may be amended or terminated at any time by the Board of Directors of the Company; provided that any such amendments shall be in compliance with applicable laws, applicable stock exchange listing requirements and applicable requirements for exemption (to the extent necessary) under Rule 16b-3. In addition, no such amendments or termination without the consent of an optionee may adversely affect the rights of the optionee with respect to their options.

Tax Effects of Plan Participation

     The following summary generally describes the principal federal (and not state and local) income tax consequences of options granted under the 1992 Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to the Company. The provisions of the Code and the regulations thereunder relating to these matters ("Treasury Regulations") are complicated and their impact in any one case may depend upon the particular circumstances. Each holder of an option under the 1992 Plan should consult his or her own accountant, legal counsel or other financial advisor regarding the tax consequences of participation in the 1992 Plan. This discussion is based on the Code as currently in effect.

     If an option is granted to an employee in accordance with the terms of the 1992 Plan, no income will be recognized by such employee at the time the option is granted. Different rules may apply in the event that the exercise price of the option is substantially lower than the fair market value of the shares of the Class A Common Stock at the time that the option is granted.

     Generally, on exercise of a nonqualified option, the amount by which the fair market value of the shares of the Class A Common Stock on the date of exercise exceeds the purchase price of such shares will be taxable to the employee as ordinary income. The disposition of shares acquired upon exercise of a nonqualified option under the 1992 Plan will ordinarily result in long-term or short-term capital gain or loss (depending on the applicable holding period) in an amount equal to the difference between the amount realized on such disposition and the sum of the purchase price and the amount of ordinary income recognized in connection with the exercise of the nonqualified option.

     Section 16(b) of the Exchange Act generally prohibits executive officers, directors and 10-percent shareholders of the Company from both buying and selling the Company's Class A Common Stock within a six month period. In the case of employees who are subject to these rules, generally, unless the employee elects otherwise, the relevant date for measuring the amount of ordinary income to be recognized upon the exercise of the nonqualified option will be the later of (i) the date the six-month period following the date of grant lapses and (ii) the date of exercise of the nonqualified option.

     Generally, on exercise of an incentive option, an employee will not recognize any income and neither the Company nor any of its subsidiaries will be entitled to a deduction for tax purposes. However, the difference between the purchase price and the fair market value of the shares of Class A Common Stock received on the date of exercise will be treated as a positive adjustment in determining alternative minimum taxable income and the employee may be subject to the alternative minimum tax. The disposition of shares acquired upon exercise of an incentive option under the 1992 Plan will ordinarily result in long-term or short-term capital gain or loss (depending on the applicable holding period). Generally, however, if the employee disposes of shares of Class A Common Stock acquired upon exercise of an incentive option within two years after the date of grant or within one year after the date of exercise (as "disqualifying disposition"), the employee will recognize ordinary income in the amount of the excess of the fair market value of the shares on the date of exercise over the purchase price (or, in certain circumstances, the gain on sale, if less). Any excess of the amount realized by the holder on the disqualifying disposition over the fair market value of the shares on the date of exercise of the incentive option will ordinarily constitute capital gain.
In the case of an employee subject to the Section 16(b) restrictions discussed above, the relevant date in measuring the employee's ordinary income will normally be the later of (i) the date of the six-month period after the date of grant lapses or (ii) the date of exercise of the incentive option.

     If an option is exercised through the use of Class A Common Stock previously owned by the employee, such exercise (i) will generally have the same tax consequences as if the option had been exercised with cash and (ii) generally will be considered a taxable disposition of the previously owned shares and, thus, no gain or loss will be recognized with respect to such shares upon such exercise. Upon such exercise shares received by the Optionee, equal in number to the previously surrendered shares, will have the same tax basis as the shares surrendered to the Company and will have a holding period that includes the holding period of the shares surrendered. However, if the previously owned shares were acquired on the exercise of an incentive option or other tax-qualified stock option and the holding period requirement for those shares was not satisfied at the time they were used to exercise an incentive option, such use would constitute a disqualifying disposition of such previously owned shares resulting in the recognition of ordinary income (but, under proposed Treasury Regulations, not any additional capital gain) in the amount described above. If any otherwise qualifying incentive option becomes first exercisable in any one year for shares having a value in excess of $100,000 (grant date value), the portion of the option in respect of such excess shares will be treated as a nonqualified option.

     The traditional tax advantages of incentive options have been eroded by amendments to the tax law reducing the tax rate differential between capital gains and ordinary income. Nonetheless, incentive options retain the potential for tax deferral upon exercise.

     Approval of the Amendment to the 1992 Plan requires the approval of the majority of the votes cast at the Annual Meeting.

     The Board of Directors unanimously recommends a vote FOR the amendment to the 1992 Plan.


                             EXECUTIVE COMPENSATION

General

     The following table sets forth all compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and to each of the Company's four most highly compensated executive officers other than the Chief Executive Officer.

                          SUMMARY COMPENSATION TABLE

                                               Long Term Compensation Awards
                                                            Number of    All
                                                            Securities   Other
                                               Restricted   Underlying  Compen-
Name and             Annual Compensation(1)      Stock      Options/    sation
Principal Position  Year  Salary($)  Bonus($)  Awards($)(2) SARs (#)(3)   ($)
Micky Arison        1996   176,000  1,035,000      --          --         --
 Chairman, CEO      1995   179,000  1,035,000      --       1,000,000     --
 and Director       1994   176,000    735,000      --          --         --

Robert H. Dickinson 1996   189,000    656,000(4) 106,299(4)    --         --
 President of CCL   1995   185,000    672,000(4) 110,838(4)    --         --
 and Director       1994   182,000    556,000(4)  53,825(4)    --         --

Howard S. Frank     1996   187,000    710,000    108,060(5)    --         --
 Vice Chairman, CFO 1995   185,000    645,000       --       400,000      --
 and Director       1994   183,000    445,000    997,625(5)    --         --

A. Kirk Lanterman   1996   214,000    806,000(6)    --         --     15,000(7)
 Pres. and CEO of   1995   214,000    864,000(6)    --         --     15,000(7)
 HAL-Westours Inc.  1994   214,000    821,000(6)    --         --     18,000(7)
 and Director

Meshulam Zonis      1996   185,000    420,000(4)  36,449(4)    --         --
 Sr. VP Oper. and   1995   180,000    432,000(4)  38,202(4)    --         --
 Director           1994   180,000    349,000(4)  18,448(4)    --         --

____________________


(1) Personal benefits for each executive officer named in the table did not exceed $50,000 or 10% of such executive officer's total annual salary and bonus for the fiscal years ended November 30, 1996, 1995 and 1994, respectively.

(2) As of November 30, 1996, Messrs. Arison, Dickinson, Frank, Lanterman and Zonis owned 3,251,354 shares, 226,278 shares, 67,667 shares, 127,340 shares, and 260,454 shares of restricted Class A Common Stock, respectively. At November 29, 1996, based on the closing price of the Class A Common Stock on such date, such restricted shares of Class A Common Stock owned by Messrs. Arison, Dickinson, Frank, Lanterman and Zonis had a value of $102,824,070, $7,156,042, $2,139,969, $4,027,128, and $8,236,858, respectively. The restricted shares of Class A Common Stock held by such executive officers have the same rights with respect to dividends and other distributions as all other outstanding shares of Class A Common Stock. As of November 30, 1996, Micky Arison beneficially owned 54,957,142 shares of Class B Common Stock. The
       Class B Common Stock is not publicly traded.

(3) Pursuant to the Carnival Cruise Lines, Inc. 1992 Stock Option Plan (the "1992 Option Plan"), effective May 30, 1995 (the "Grant Date"), the Company granted to (i) Micky Arison, the Chairman of the Board of Directors and the Chief Executive Officer of the Company, an option to purchase 1,000,000 shares of Class A Common Stock (the "Arison Option") and (ii) Howard S. Frank, the Vice Chairman, Chief Financial Officer and a director of the Company, an option to acquire 400,000 shares of Class A Common Stock (the "Frank Option"). The term for each of the Arison Option and the Frank Option is ten years, unless expiration occurs earlier due to termination of employment of Micky Arison or Howard S. Frank, as the case may be. The exercise price for each of the Arison Option and the Frank Option is $22.50 per share of Class A Common Stock. Subject to accelerated vesting upon the death or disability of Micky Arison or Howard S. Frank, as the case may be, the Arison Option and the Frank Option are each exercisable in amounts equal to twenty percent of the aggregate number of shares underlying the Arison Option and Frank Option, as the case may be, on or after the Grant Date and on or after the first through fourth anniversaries of the Grant Date. The Arison Option and the Frank Option are exercisable in full with respect to the aggregate number of shares on or after the fourth anniversary of the Grant Date.

(4) Represents payments to Mr. Dickinson and Mr. Zonis pursuant to the 1994 Carnival Cruise Lines Key Management Incentive Plan (the "CCL Plan") which allows key management employees of the Carnival Cruise Lines division of the Company to participate in an incentive award pool.
       For fiscal 1994 and 1995 the incentive award pool was 2% of (i) the consolidated net income of the Carnival Cruise Lines division of the Company ("CCL Net Income") for the fiscal years ended November 30,
       1994 and November 30, 1995, respectively, minus (ii) $183,000,000.
       For fiscal 1996, the incentive award pool was 1.75% of (i) the CCL Net Income for the fiscal year ended November 30, 1996 minus (ii) $183,000,000. A portion of the annual bonus payable pursuant to the CCL Plan is payable in shares of the Company's Class A Common Stock.

(5) Represents the value, based on the closing market price of the Class A Common Stock on the New York Stock Exchange on the dates of grant, of 3,287 and 46,000 shares of Class A Common Stock issued to Mr. Frank pursuant to the 1993 Carnival Cruise Lines Restricted Stock Plan for fiscal 1996 and 1994, respectively. The shares issued for fiscal 1994 vest at the rate of twenty percent per year. The shares issued for fiscal 1996 vest five years from the date of grant on January 13, 2002. The restricted shares of Class A Common Stock held by Mr. Frank have the same rights with respect to dividends and other distributions as all other outstanding shares of Class A Common Stock.

(6) Represents amounts payable to Mr. Lanterman pursuant to the Holland America Line-Westours Inc. ("HALW") 1994-1996 Key Management Incentive Plan (the "HALW Plan") which allowed key management employees of HALW to participate in an incentive award pool for fiscal 1996, 1995 and 1994 of 3.7% of the consolidated net income of HAL Antillen N.V. For fiscal 1996, 1995 and 1994, $1,500,000, $968,000 and $821,000, respectively, have been deferred by Mr. Lanterman pursuant to the terms of a Retirement and Consulting Agreement (see "Retirement and Consulting Agreement" below).

(7) Represents amounts paid on behalf of Mr. Lanterman pursuant to the Westours Profit Sharing Plan (the "Profit Sharing Plan") and the Westours Employee Savings Plan (the "Savings Plan"). The amounts paid or accrued to Mr. Lanterman under the Profit Sharing Plan in fiscal 1996, 1995 and 1994, were $12,000, $12,000, and $14,966, respectively.
       The employer contributions made on behalf of Mr. Lanterman under the Savings Plan for fiscal 1996, 1995 and 1994, were $ 3,167, $3,080, and $3,080, respectively. The Profit Sharing Plan and the Savings Plan are generally available to all employees of Holland America Line-Westours Inc.

Options

     The following table sets forth all stock options granted to the Company's Chief Executive Officer and to each of the Company's four most highly compensated executive officers other than the Chief Executive Officer.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES(1)

                Number of Securities Underlying    Value of Unexercised
                     Unexercised Options at         In-the-Money Options at
                      Fiscal Year End (#)            Fiscal Year End ($)
Name                Exercisable/Unexercisable    Exercisable/Unexercisable(3)
Micky Arison
 Chairman, CEO         400,000/600,000(2)            3,650,000/5,475,000
 and Director

Howard S. Frank
 Vice Chairman,        160,000/240,000(2)            1,460,000/2,190,000
 CFO and Director

____________________

(1) No options were exercised by executive officers during fiscal 1996. No stock appreciation rights are held by any of the named executive officers.

(2) On May 30, 1997, the second anniversary of the grant date of the options, additional options to acquire 200,000 and 80,000 shares of Class A Common Stock will become exercisable by Messrs. Arison and Frank, respectively. The same number of options shall become exercisable by Messrs. Arison and Frank on each of the next two anniversary dates of the grant date of the options.

(3) The value of the unexercised options is based upon the difference between the exercise price and the closing price of the Class A Common Stock on November 29, 1996.

Deferred Compensation Agreements

     The Company has entered into deferred compensation agreements with three employees, Robert H. Dickinson, Meshulam Zonis and a former executive officer. The agreements provide for the payment of an annual deferred compensation benefit equal to 50% of each employee's annual compensation, payable for 15 years in equal monthly installments after the employee retires. "Compensation" is defined as the average of the employee's annual salary and bonuses, up to a maximum of $400,000 earned during the last five years of employment (highest paid five years of employment for the former executive officer) preceding the employee's retirement or other separation from service. Employees may retire and begin receiving an unreduced benefit anytime if they have reached age 65 and have 10 years of continuous service, as determined by the Company.
Assuming average final compensation calculated according to Messrs. Dickinson's and Zonis's annual compensation over the last five years, the estimated annual benefits payable to each of Messrs. Dickinson and Zonis would be $200,000. An employee may retire with benefits prior to age 65 if he is at least age 55, has completed at least 10 years of service, and the Company consents to such retirement. In such event, if the employee elects to have benefits commence prior to age 65, payments are reduced to the present value, using a discount factor of 10% of the full benefit which would have been payable at age 65. An employee may also be entitled to benefits under certain other circumstances specified in the agreements.

     If the employee dies before receiving the entire benefit payable to him, the balance is paid to the employee's beneficiary or estate.

     All amounts are forfeited if the employee engages in any conduct which in the Company's opinion is contrary to the Company's best interests, if the employee's employment is terminated for cause, if the employee engages in competition with the Company, or if the employee fails to assist the Company when asked.

Defined Benefit Plans

     The following table sets forth estimated pension benefits payable at age 65 or upon completion of 5 years of plan participation, whichever occurs later (the "Normal Retirement Date"), pursuant to two employee pension plans (qualified and non-qualified) adopted by the Company effective January 1, 1989 (collectively, the "Pension Plan"). (The Pension Plan provides an early retirement benefit at age 55 after completion of 15 years of service, subject to a reduction of .5% for each month that distribution of benefits precedes the participant's Normal Retirement Date.)

                               PENSION PLAN TABLE

                                         Years of Service
Remuneration            15          20          25          30           35
$125,000              $24,600     $32,800     $41,000     $49,200     $49,200
$150,000 and above    $30,600     $40,800     $51,000     $61,200     $61,200

     A participant's benefits under the Pension Plan are calculated based on an employee's length of service with the Company and the average of the participant's five highest consecutive years of compensation (including base pay, overtime, bonuses and commissions) out of the last ten years of service. Subject to the benefit limitation policy discussed below, the covered compensation with respect to the individuals named in the Summary Compensation Table would include substantially the same types and amounts of annual compensation shown in the Summary Compensation Table.

     The normal form of payment is a straight life annuity with benefits ceasing at the later of the death of the participant or five years from the date of first payment. If the employee is married, pension benefits are presumptively payable on a reduced joint and 50% survivor annuity basis with the employee's spouse as the contingent annuitant. Other forms of distributions are available under the Pension Plan and with benefit payments commencing generally not prior to January 1, 1994. Those options will include a lump sum distribution.

     The Company has adopted a benefit limitation policy for the Pension Plan consistent with Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"). The annual compensation for the fiscal year ended November 30, 1996 covered by the Pension Plan for the individuals named in the Summary Compensation Table, except for A. Kirk Lanterman who is not eligible for participation in the Pension Plan, is limited to $150,000 (as may be indexed) pursuant to Section 401(a)(17) of the Code.

     Pension benefits paid under the Pension Plan will be credited toward amounts payable under the Deferred Compensation Agreements described above.
The Pension Plan does not reduce benefits on account of Social Security (or any other benefit), other than as reflected in the benefit formula which is integrated with Social Security.

     As of January 1, 1997, the years of credited service under the Pension Plan for each of the executive officers named in the Summary Compensation Table, except for A. Kirk Lanterman who is not eligible for participation in the Pension Plan, will be as follows: Micky Arison, age 47, with 21 credited years of service; Robert H. Dickinson, age 54, 21 years; Meshulam Zonis, age 63, 21 years; and Howard S. Frank, age 55, 7 years. In consideration of Mr. Frank's forfeiture of retirement benefits from his prior employer, on April 17, 1995, the Compensation Committee approved an agreement with Mr. Frank whereby the Company agreed to compensate Mr. Frank upon his retirement for benefits he would have received under the Pension Plan if he had been credited for an additional thirteen years of service in addition to the actual years of credited service, reduced by the amounts payable under the Pension Plan.

Compensation of Directors

     During fiscal 1996, each director who was not an employee of the Company received $25,000 per annum. Based on a review of various compensation reports reviewed by the Compensation Committee of the Board of Directors, the Compensation Committee has recommended to the Board of Directors, and the Board of Directors has approved, a modification to the method of compensating the Company's outside directors beginning in fiscal 1997 as follows: Each director who is not an employee of the Company will receive $28,000 per annum. The committee chairmen and committee members will receive an additional $4,000 and $2,000 per annum, respectively. In addition, each director will receive an additional $1,000 for each board or committee meeting attended.

     On July 10, 1993, the Board of Directors adopted the 1993 Outside Directors' Stock Option Plan (the "Outside Director Plan") to provide additional compensation to non-employee directors. The Outside Director Plan provides for the granting of options to purchase shares of Class A Common Stock to directors of the Company who are not employees or officers of the Company or any of its subsidiaries.

     Each nonemployee director elected or appointed to the Board of Directors for the first time following the adoption of the Outside Director Plan is granted an option to purchase 10,000 shares of Class A Common Stock. Thereafter, for each five-year period of consecutive service as a nonemployee director, each nonemployee director receives an option to purchase an additional 10,000 shares of Class A Common Stock. The exercise price of each option granted under the Outside Director Plan may not be less than the average of the high and the low sales price of a share of Class A Common Stock on the New York Stock Exchange on the date of grant.

     Options granted under the Outside Director Plan are immediately exercisable for a period of five years from the date of grant. The maximum number of shares of Class A Common Stock which may be made subject to options under the Outside Director Plan is 400,000. The Outside Director Plan is effective for a period of ten years from the date of adoption by the Board of Directors.

     Pursuant to the terms of the Outside Director Plan each nonemployee director serving in such capacity at the time of the adoption of the Outside Director Plan was granted an option to purchase 10,000 shares of Class A Common Stock. In addition, such nonemployee directors received an option to purchase 10,000 shares of Class A Common Stock for each five year period of service as a director of the Company prior to the adoption of the Outside Director Plan (or credit for any such period of prior service of less than five years). Based on the foregoing, Messrs. Ruben, Subotnick, Weiser and Zucker were each granted options to acquire 20,000 shares of Class A Common Stock and Mr. Birnbach, Ambassador Capen and Dr. Maidique each received an option to acquire 10,000 shares of Class A Common Stock. The option price of the options issued to Messrs. Ruben, Subotnick, Weiser, Zucker and Birnbach was $19.81 per share of Class A Common Stock, the average of the high and the low sales price of a share of Class A Common Stock on the New York Stock Exchange on the date of grant. The option price of the options issued to Mr. Capen and Dr. Maidique was $22.50 per share of Class A Common Stock, the average of the high and the low sales price of a share of Class A Common Stock on the New York Stock Exchange on the date of grant. On July 12, 1995, Mr. Birnbach was granted options to acquire an additional 10,000 shares of Class A Common Stock at an option price of $23.94 per share. Shari Arison, David Crossland and James M. Dubin do not receive options under the Outside Director Plan. The following table sets forth the market value of the Class A Common Stock which could be acquired with the unexercised options held by each nonemployee director participating in the Outside Director Plan as of January 17, 1997.

                                        Exercise      Aggregate    Market Value
                      No. of Options     Price        Exercise         as of
                       Unexercised     Per Share ($)  Price ($)     1/17/97 ($)
William S. Ruben          10,000         $19.81       $198,100       $337,500
Stuart Subotnick          20,000          19.81        396,200        675,000
Sherwood M. Weiser        20,000          19.81        396,200        675,000
Uzi Zucker                20,000          19.81        396,200        675,000
Maks L. Birnbach          10,000          19.81        198,100        337,500
Maks L. Birnbach          10,000          23.94        239,400        337,500
Richard G. Capen, Jr.     10,000          22.50        225,000        337,500

     Total               100,000                    $2,049,200     $3,375,000

Retirement and Consulting Agreement

     In 1996, the Company entered into a Retirement and Consulting Agreement (the "Retirement Agreement") with A. Kirk Lanterman, the President and Chief Executive Officer of the Company's wholly-owned subsidiary, Holland America Line-Westours Inc. The Retirement Agreement replaced a prior agreement between Mr. Lanterman and the Company entered into in 1994 and provides that the Company will pay to Mr. Lanterman in monthly installments over a fifteen year period an annual compensation for past services and consulting services of $450,840 beginning upon his retirement from employment with the Company or its subsidiaries. A portion of these amounts represents bonuses deferred by Mr. Lanterman as described in the Summary Compensation Table above. Mr. Lanterman is required to provide up to five hours of consulting services per month during the term of the Retirement Agreement. In the event of Mr. Lanterman's death prior to the expiration of the Retirement Agreement, the present value of the unpaid balance of the total compensation payable under the Retirement Agreement must be paid to his estate within thirty days of the date of his death.

Compensation Committee Interlocks and Insider Participation

     During the Company's fiscal year ended November 30, 1996, Messrs.
Modesto A. Maidique, Sherwood M. Weiser, Micky Arison and Uzi Zucker served as members of the Compensation Committee of the Board of Directors. Mr. Arison is the Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Arison and Mr. Frank are directors of CHC International, Inc. As described below, Mr. Weiser is Chairman of the Board of Directors, Chief Executive Officer and President of CHC International, Inc.

Mr. Weiser

     Sherwood M. Weiser is the Chairman of the Board, Chief Executive Officer and President of CHC International, Inc., d/b/a Carnival Hotels and Casinos ("CHC"). CHC, an independent hotel and casino development and management company, was formed in March 1994 by the Company and the principals of The Continental Companies. Mr. Weiser was the Chairman of the Board and Chief Executive Officer of The Continental Companies as well as one of its principal stockholders. As of January 15, 1997, the Company owned 24.05% of the outstanding capital stock of CHC.

     In March 1994, the Company and CHC entered into a Trademark License Agreement providing for CHC's use of the "Carnival" trademark so that CHC may do business as "Carnival Hotels & Casinos". In exchange, CHC pays the Company an annual royalty equal to the greater of $100,000 or 1% of CHC's gross revenues, computed in accordance with the terms of the Trademark License Agreement. The Trademark License Agreement has a term of 20 years.

     In connection with the Company's sale to Mr. Weiser of 429,624 shares of CHC capital stock effective November 30, 1994, Mr. Weiser issued a promissory note in favor of the Company in the original principal amount of $5,370,000 (the "Weiser Note"). The Weiser Note bears interest at the rate of 6% per annum. The principal of and accrued interest on the Weiser Note is payable in full on November 30, 1998. The Weiser Note contains a put option which may be exercised by Mr. Weiser at any time to require the Company to repurchase the 429,624 shares of CHC capital stock sold to Mr. Weiser in exchange for the full principal and interest due under the Weiser Note. As of January 15, 1997, the full principal amount of the Weiser Note remains outstanding.

     In March 1996, the Company extended a $25 million loan to CHC Casinos Canada Limited ("CHC Canada"), a wholly-owned subsidiary of CHC (the "Loan"). Under the terms of the Loan, CHC Canada loaned funds on an unsecured, subordinated and non-recourse basis, to Casino RAMA, Inc., a corporation wholly-owned by the Chippewas of RAMA Indian Nation, for a portion of the construction of a casino located on the reserve of the Chippewas of RAMA Indian Nation in Ontario, Canada. CHC Canada reached an agreement with the Chippewas of RAMA Indian Nation and the Ontario Casino Corporation to operate the casino and related facilities for the benefit of the Chippewas of RAMA Indian Nation and other Indian Nations located in Ontario. The Loan bore interest at the rate of 30% per annum. CHC guaranteed the Loan. The Loan was repaid in full in December 1996.

     The terms of the various transactions involving the Company and CHC were the result of arms-length negotiations between the parties.

Mr. Arison

     Mr. Arison, the Chairman of the Board of Directors and Chief Executive Officer of the Company, is the indirect sole owner of a corporation which leased a plane to the Company under a long-term lease pursuant to which the Company paid rent in a lump sum of $5.5 million in 1987. The amount of the lump sum payment was based on the fair market value and the remaining useful life of the plane at the time, as determined by an independent appraiser. Because the Company recently acquired a new aircraft, the Company is negotiating the termination of the lease in consideration of the payment to the Company of an amount representing unused, prepaid rent under the lease, plus the value of certain improvements made by the Company to the plane during the term of the lease.

     Mr. Arison is also the indirect majority shareholder of Carnival Air Lines, Inc. ("Carnival Air"), an airline which conducts charter services and scheduled carrier services to Nassau, Puerto Rico and other locations in the Caribbean from several U.S. cities and between various U.S. cities. During fiscal 1996, the Company and its subsidiaries paid approximately $2 million to Carnival Air for services associate with transporting a limited number of the Company's cruise passengers. The Company believes that the fees charged by Carnival Air are comparable to those charged by other airlines for comparable services. The Company also earned license fees of approximately $500,000 during fiscal 1996 for the license of the "Carnival" trademark to Carnival Air.

Mr. Zucker

     Mr. Zucker, a director of the Company, is a Managing Director of Bear, Stearns & Co. Inc. ("Bear Stearns"). Bear Stearns is one of the investment banking firms serving as an agent of the Company in connection with the Company's ongoing offering of $100,000,000 of Medium Term Notes. Bear, Stearns International Limited served as an underwriter in the November 1996 public offering of the Company's 20,300,000 shares of Class A Common Stock by certain shareholders of the Company. Bear Stearns did not receive any underwriting fees from the Company during fiscal 1996.


        REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Committees

     The four-member Compensation Committee of the Company's Board of Directors is responsible for annually recommending to the Board of Directors the cash compensation payable to the Company's executive officers. Compensation decisions by the Compensation Committee are submitted to the Board of Directors for approval. The Plan Administration Committee is responsible for the administration of the Company's stock-based incentive plans. The Compensation Committee and the Plan Administration Committee are collectively referred to in this Report as the "Committees".

     The Compensation Committee is comprised of Messrs. Sherwood M. Weiser, Uzi Zucker, and Modesto A. Maidique, each of whom are outside directors of the Company, and Micky Arison, the Chairman and Chief Executive Officer of the Company. Micky Arison, Ted Arison (his father) and the other Principal Shareholders control 69.71% of the voting power of the Company. Micky Arison's participation on the Compensation Committee provides the controlling shareholders of the Company the ability to directly oversee and influence the compensation policies of the Company. The Plan Administration Committee is comprised of Messrs. Maidique, Weiser and Zucker.

Compensation Structure

     The key components of the compensation of the Company's Chief Executive Officer and the other executives named in the Summary Compensation Table are base salary, annual bonus and stock-based incentives. The objective of the Company is to create a compensation package for executive officers that is competitive with compensation payable by comparable leisure industry companies, as well as to provide both short term rewards and long term incentives for positive individual and corporate performance.

     Based on his subjective determinations, the Chief Executive Officer recommends to the Compensation Committee and the Plan Administration Committee the amount of total compensation payable to the Chief Executive Officer and the other named officers for each fiscal year. The Committees undertake a subjective review of such recommendations in light of the various factors discussed below. Neither the Chief Executive Officer nor the Committees assign relative values to any factors considered in the compensation process or set predetermined performance targets for purposes of the compensation decisions. The compensation recommendations of the Chief Executive Officer have historically been approved by the Committees and the Board of Directors. The various components of the Company's executive compensation are discussed below.

Salaries

     With the exception of Mr. Lanterman who is employed by Holland America Line-Westours Inc. ("HALW"), a subsidiary of the Company, the Chief Executive Officer and the named executive officers receive approximately the same annual base salary. The base salaries, including the base salary of the Chief Executive Officer of the Company, are set at a level the Company believes to be below salaries paid to executive officers of companies of comparable size. The objective of the Company is to emphasize the variable annual bonus as the most important cash compensation feature of executive compensation. The base salary of the Chief Executive Officer has not been significantly adjusted during the past three fiscal years.

Bonuses

     The primary cash-based component of the Company's executive compensation is the annual bonus. The emphasis on the annual discretionary bonus allows the Company greater flexibility in rewarding favorable individual and corporate performance than possible under a salary-oriented structure. Although there is no specific relationship between the bonus recommendations of the Chief Executive Officer and the performance of the Company for the 1996 fiscal year, the Compensation Committee considered generally in reviewing such recommendations the 22.7% increase in the Company's earnings per share for fiscal 1996, the performance of the individual operating units of the Company, and the shareholder return reflected in the Performance Graph appearing elsewhere in this Proxy Statement.

     Mr. Lanterman's cash bonus is based on the financial performance of HALW, and is calculated pursuant to the terms of the HALW Key Management Incentive Plan. Annual bonuses to Robert Dickinson and Meshulam Zonis were determined pursuant to the terms of the 1994 Carnival Cruise Lines Key Management Incentive Plan (the "CCL Plan"). A portion of the annual bonus payable pursuant to the CCL Plan is payable in shares of the Company's Class A Common Stock.

Stock-Based Incentives

     The third component of the Company's executive compensation is comprised of stock-based incentive plans. The Plan Administration Committee considers the current year's vesting of previously issued shares under the 1987 and 1993 Carnival Cruise Lines, Inc. Restricted Stock Plans, respectively, and other stock grants or awards in evaluating the executive compensation recommendations of the Chief Executive Officer. In addition, the Plan Administration Committee considers granting stock options pursuant to the 1992 Option Plan. Whereas the cash bonus payments are intended to reward positive short-term individual and corporate performance, grants under the stock-based plans are intended to provide executives with longer term incentives which appreciate in value with the continued favorable future performance of the Company. A portion of the annual bonuses payable pursuant to the CCL Plan is payable in shares of the Company's Class A Common Stock.

Other Compensation

     The Company in the past has entered into various compensation-related agreements with individual officers. Such plans include employment agreements and deferred compensation arrangements. The Committees and the Board will consider such arrangements in the future in connection with circumstances which warrant an individualized compensation arrangement.

     The Company's executive officers also participate in the Company's non-qualified pension plan.


                                           The Compensation Committee

                                           Sherwood M. Weiser, Chairman
                                           Micky Arison
                                           Modesto A. Maidique
                                           Uzi Zucker

Performance Graph

     The following graph compares the Price Performance of $100 if invested in the Company's Class A Common Stock with the Price Performance of $100 if invested in each of the New York Stock Exchange Market Value Index and the Dow Jones Industry Group REQ (other leisure services and products). The Performance Graph does not contain comparisons with a cruise line industry index or other cruise lines because the great majority of other companies engaged in the cruise business are privately-held companies. The Price Performance, as used in the Performance Graph, is calculated by assuming $100 is invested at the beginning of the period in the Company's Class A Common Stock at a price equal to the market value. At the end of each fiscal year the total value of the investment is computed by taking the number of shares owned, assuming the Company's dividends are reinvested on an annual basis, times the market price of the shares at the end of each fiscal year.



                                    (Graph)


                         1991     1992     1993     1994     1995     1996
Carnival Corporation      100      142      215      196      239      294
NYSE Market Index         100      115      129      131      168      208
Dow Jones Industry
 Group/REQ                100      134      160      147      194      235


           TRANSACTIONS OF MANAGEMENT AND DIRECTORS WITH THE COMPANY

     Transactions with Ted Arison. In November 1990, subsequent to his resignation as Chairman of the Board, Ted Arison and the Company entered into a consulting agreement (the "Consulting Agreement") whereby Ted Arison agreed to act as a consultant to the Company with respect to the construction of cruise ships. In July 1992, the Consulting Agreement was replaced by a new consulting agreement (the "New Consulting Agreement") between the Company and Arison Investments Ltd. ("AIL"), a corporation affiliated with Ted Arison. The New Consulting Agreement, which originally expired November 25, 1996, has been extended until November 25, 1999. Under the New Consulting Agreement, the Company has agreed to pay AIL $500,000 per year and to reimburse it for all customary and usual expenses. The New Consulting Agreement also has a non-competition clause under which AIL has agreed that during the term of the New Consulting Agreement it will not, and will cause its affiliate not to compete in any way with the Company. In fiscal 1996, $500,000 in fees were paid to AIL under the New Consulting Agreement. In connection with the performance of his consulting services, Mr. Arison periodically utilizes an airplane leased by the Company. Mr. Arison reimburses the Company for his personal use of the airplane. In 1996, Mr. Arison paid the Company $291,000 for the personal use of the airplane.

     Under a registration rights agreement (the "Arison Registration Rights Agreement"), the Company has granted certain registration rights to Ted Arison with respect to the shares of Class A Common Stock beneficially owned by Ted Arison (the "Arison Shares") in consideration for $10,000 to be paid to the Company by Ted Arison thereunder. If, at any time, Ted Arison makes a written demand for the registration of any number of the Arison Shares, subject to a minimum amount of 500,000 shares, the Company will within 90 days prepare and file with the SEC a registration statement, subject to certain limitations. In addition, if the Company determines to file a registration statement on its behalf or on behalf of any security holders (other than a registration statement filed for the purpose of registering shares issuable to employees under an employee benefit plan or in connection with a business combination) relating to its Common Stock or any class of securities convertible into Common Stock, Ted Arison may register the Arison Shares pursuant to such registration statement, subject to certain limitations. The Company has agreed to bear all expenses relating to such demand and piggyback registrations, except for fees and disbursements of counsel for Ted Arison, selling costs, underwriting discounts and applicable filing fees. In November 1996, the Company consented to the assignment by Ted Arison of the rights granted to him under the Arison Registration Rights Agreement to Royal Bank of Scotland Trust Company (Limited), as trustee for the Ted Arison Charitable Trust. In addition, the Company granted to the Arison Foundation, Inc. (the "Foundation") the same rights with respect to the shares of Class A Common Stock owned by the Foundation that Ted Arison had with respect to the Arison Shares. Shari Arison is the President and a director of the Foundation. In November 1996, the Company filed a registration statement at the request of Ted Arison, the Charitable Trust and the Foundation for the sale of 21,845,000 shares of the Company's Class A Common Stock pursuant to the terms of the Arison Registration Rights Agreement. The Company incurred approximately $200,000 in expenses related to such registration.

     Registration Rights. Pursuant to a letter agreement (the "Trust Registration Rights Agreement") dated July 11, 1989, the Company granted to the Ted Arison Irrevocable Trust (the "Irrevocable Trust") and the Arison Children's Irrevocable Trust (the "Children's Trust", and together with the Irrevocable Trust, the "Trusts") certain registration rights with respect to the 14,277,028 shares of Class A Common Stock held for investment by the Trusts (the "Shares"). The beneficiaries of the Trusts included the children of Ted Arison, including Micky Arison, a director, Chairman of the Board and Chief Executive Officer of the Company and Shari Arison, a director of the Company. Effective December 26, 1991, the Children's Trust was divided into three separate continued trusts, including continued trusts for Micky Arison and Shari Arison.

     The Trust Registration Rights Agreement provides that if, at any time, either of the Trusts makes a written demand for the registration of its Shares, the Company will within 90 days prepare and file with the Securities and Exchange Commission a registration statement, subject to certain limitations. The Company is not required to effect any demand registration pursuant to the Trust Registration Rights Agreement unless all of the Shares owned by either of the Trusts are included in the demand for registration. In addition, if the Company determines to file a registration statement on its behalf or on behalf of any security holders (other than a registration statement filed for the purpose of registering shares issuable to employees under an employee benefit plan, or in connection with a business combination) relating to its Common Stock or any class of securities convertible into its Common Stock, either of the Trusts may register its Shares pursuant to such registration statement, subject to certain limitations. The Company has agreed to bear all expenses relating to such demand and piggyback registrations, except for fees and disbursements of counsel for the Trusts, underwriting discounts and applicable filing fees.

     Transactions with Cruise Specialists. Janet Olczak, the wife of A. Kirk Lanterman, an executive officer and director of the Company, is the owner of a travel agency located in Seattle, Washington, named Cruise Specialists. Under the laws of the State of Washington, Ms. Olczak's ownership interest in Cruise Specialists is her separate property and, accordingly, Mr. Lanterman does not have any ownership interest in the agency. Cruise Specialists sells cruises and other similar products for various travel providers, including the Company, under arrangements that are common throughout the travel industry whereby Cruise Specialists receives a commission based on sales generated. In fiscal 1996, Cruise Specialists generated approximately $7 million of gross revenues (before commission) for the Company. In connection with such revenues, Cruise Specialists received commissions of approximately $1.2 million. The Company believes that the commissions paid to Cruise Specialists are comparable to those paid to other travel agents for comparable services.

     Transactions with Trustees. The trustee of the B Trust and the Micky Arison Holdings Trust is JMD Delaware, Inc., a Delaware corporation wholly-owned by James M. Dubin. Mr. Dubin is a director of the Company and a partner in the New York law firm of Paul, Weiss, Rifkind, Wharton & Garrison, which firm serves as counsel to the Company and Micky Arison.

     Andrew H. Weinstein is the sole shareholder of TAF Management Company, A.H.W. Limited and Kentish Limited, which act either as trustee or protector of certain Arison family trusts. Mr. Weinstein is a partner in the law firm of Holland & Knight, which firm serves as counsel to the Company and Ted Arison.

     Transactions with Airtours and David Crossland. During 1996, the Company acquired, for an aggregate purchase price of approximately $307 million, 40,000,000 ordinary shares of Airtours (the "Ordinary Shares"), equivalent to 29.54% of the ordinary share capital of Airtours. Airtours is an integrated leisure travel group, owning tour operators, charter airlines, travel agencies, cruise ships and holiday hotels. It markets its products to customers in the United Kingdom, Sweden, Norway, Denmark, Finland, the United States and
Canada. David Crossland owns 16,179,958 Ordinary Shares (or 11.9%) of Airtours' ordinary share capital. Micky Arison and Howard S. Frank are non-executive directors of Airtours.

     On December 18, 1996, the Company and Airtours entered into a letter of intent with a syndicate of controlling shareholders of Costa Crociere S.p.A. ("Costa"). Under the letter of intent, upon satisfactory conclusion of a due diligence investigation and execution of purchase agreements between the Company, Airtours and members of the syndicate, the Company and Airtours will launch a tender offer to acquire 100% of the entire issued share capital of Costa, subject to certain conditions, for an aggregate consideration of approximately $300 million. Assuming full acceptance of the tender offer, Airtours and Carnival will each own 50% of Costa. No assurances can be given that purchase agreements will be entered into or that if the purchase agreements are executed, a transaction will be finalized.

     Transaction with Shari Arison. The Company has granted a license to use the "Carnival" trademark to F.U.N., Inc. ("F.U.N.") in connection with F.U.N.'s manufacturing, advertisement and sales of perfume and certain related products on the Company's ships and in department and specialty shops in the United States and specified foreign countries. Shari Arison is a member of the Board of Directors and a Vice President of F.U.N. Shari Arison's husband, Mickey Dorsman, owns a 50% interest in F.U.N. Royalties are payable to the Company in an amount equal to 5% of net sales up to $5 million, and thereafter on net sales based on a sliding scale providing for lesser percentages of royalties as annual net sales increase, with a minimum of 2%. No royalty payments were made in fiscal 1996. See also "TRANSACTIONS OF MANAGEMENT AND DIRECTORS WITH THE COMPANY -- Transactions with Ted Arison."

     Other Transactions.  Certain transactions involving Micky Arison, Sherwood
M. Weiser and Uzi Zucker are described in "EXECUTIVE COMPENSATION -- Compensation Committee Interlocks and Insider Participation."

     Transactions with Affiliated Entities. The Company has adopted a policy of dealing with affiliated entities on an arms-length basis and it may not engage in business transactions with any affiliate on terms and conditions less favorable to the Company than terms and conditions available at the time for comparable transactions with unaffiliated persons.

                              SELECTION OF AUDITORS

     The Board of Directors has selected Price Waterhouse LLP as independent certified public accountants of the Company for the fiscal year ending November 30, 1997, subject to approval of the shareholders. A representative of such firm will be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so and is expected to respond to appropriate questions which the shareholders might have. The Company knows of no direct or material indirect financial interests or relationships that the members of such firm have with the Company.

     Although ratification by the shareholders of the appointment of independent accountants is not legally required, the Board of Directors believes that such action is desirable.

     Ratification of the selection of Price Waterhouse LLP as independent auditors for the 1997 fiscal year requires the approval of the majority of the votes cast at the Annual Meeting.

     The Board of Directors unanimously recommends a vote FOR ratification of the selection of Price Waterhouse LLP as independent certified public accountants for the 1997 fiscal year.

                                 ANNUAL REPORT

     The Annual Report of the Company, including financial statements for the fiscal year ended November 30, 1996, is being forwarded to each shareholder with this Proxy Statement.

                                 OTHER MATTERS

     The Board of Directors has no knowledge of any other matters which may come before the Annual Meeting. If any other matters shall properly come before the meeting, the persons named in the Proxies will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

                           PROPOSALS OF SHAREHOLDERS

     Proposals of shareholders intended to be presented at the Company's next Annual Meeting of Shareholders must be received by the Secretary of the Company prior to November 15, 1997 for inclusion in the Proxy Statement for the next Annual Meeting of Shareholders.

                                             Arnaldo Perez
                                             Secretary

Dated:  March 7, 1997

     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE COMPANY'S FISCAL YEAR ENDED NOVEMBER 30, 1996 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO ARNALDO PEREZ, CORPORATE SECRETARY, CARNIVAL CORPORATION 3655 N.W. 87 AVENUE, MIAMI, FLORIDA 33178-2428.

                              CARNIVAL CORPORATION
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 14, 1997

     The undersigned hereby appoints Micky Arison and Arnaldo Perez and each of them as proxies with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all shares of Class A Common Stock of Carnival Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders and any adjournment(s) thereof.

     A Vote FOR Proposals 1, 2 and 3 is recommended by the Board of Directors.

     1.  Election as Director.

  / / FOR each nominee listed below            / / WITHHOLD AUTHORITY to vote
     (except as marked to the contrary below)      for the nominee listed below

        William S. Ruben, Stuart Subotnick, Sherwood M. Weiser, Uzi Zucker

   (INSTRUCTION: TO WITHHOLD authority to vote for any individual nominee, write that nominee's name on the line below).

_______________________________________________________________________________

     2.  Approval of the amendment to the 1992 Stock Option Plan.

         (check one box)     / /  FOR           / /  AGAINST       / /  ABSTAIN



                                         (continued on reverse side)

     3.  Approval of Auditors.

         (check one box)    / /  FOR            / /  AGAINST       / /  ABSTAIN

     4. In their discretion, the proxies are authorized to vote upon such other business as may come before the Annual Meeting, or any adjournment(s) thereof.

I will be attending the annual meeting  / /  Print Name below
_____________________________________________

Persons who do not indicate attendance at the Annual Meeting on this proxy card will be required to present proof of stock ownership to attend.

The shares represented by this Proxy will be voted as specified herein. If not otherwise specified, such shares will be voted by the proxies FOR Proposals 1, 2 and 3.

                                        Dated: __________________, 1997

                                  Signature ______________________

                                  Signature ______________________

                                  (Please sign exactly as name
                                  appears to the left.)
                                  PLEASE MARK, SIGN, DATE AND RETURN
                                  THE PROXY CARD PROMPTLY USING THE
                                  ENCLOSED ENVELOPE.